Crowe Horwath.

國富浩華(香港)會計師事務所有限公司
**Crowe Horwath (HK) CPA Limited**
Member Crowe Horwath International

香港 銅鑼灣 希慎道33號 利園34樓
34/F The Lee Gardens,
33 Hysan Avenue,
Causeway Bay, Hong Kong
電話 Main +852 2894 6888
傳真 Fax +852 2895 3752
www.crowehorwath.hk

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

We hereby consent to the inclusion in the Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333 -165755) to be filed on or about August 1, 2011 of our report dated June 29, 2011, relating to the consolidated financial statements of LianDi Clean Technology Inc. and its subsidiaries as of and for the year ended March 31, 2011.

We also consent to the reference of our Firm under the caption "Experts" in such Registration Statement.

Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited
Hong Kong, China
August 1, 2011